UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14A-12
RetailMeNot, Inc.
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March 14, 2014

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of RetailMeNot, Inc. on Wednesday, April 30, 2014, at 8:30 a.m. Central Time. The meeting will be held at 301 Congress Avenue, Austin, Texas 78701 in Suite 360.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On March 14, 2014, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2013 (the “Annual Report”) over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Louis J. Agnese, III

General Counsel and Corporate Secretary

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 30, 2014

The 2014 annual meeting of stockholders of RetailMeNot, Inc., a Delaware corporation, will be held on Wednesday, April 30, 2014, at 8:30 a.m., Central Time, at 301 Congress Avenue, Austin, Texas 78701 in Suite 360, for the following purposes:

1. To elect two Class I directors to hold office for three-year terms and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR Items 1 and 2. Stockholders of record at the close of business on March 3, 2014 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices.

By order of the board of directors,

Louis J. Agnese, III

General Counsel and Corporate Secretary

March 14, 2014

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2014: Our Proxy Statement is enclosed. Financial and other information concerning RetailMeNot, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2013. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at 301 Congress Avenue, Austin, Texas 78701 in Suite 360.

•	Doors open at 8:00 a.m. Central Time.

•	Meeting starts at 8:30 a.m. Central Time.

•	Proof of RetailMeNot, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras or other audio or video recording devices is not allowed.

Questions

For Questions Regarding:	Contact:

Annual meeting	RetailMeNot, Inc. Investor Relations IR@rmn.com

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC (800) 937-5449 (within the U.S. and Canada) or (718) 921-8124 (worldwide) or info@amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	RetailMeNot, Inc. Investor Relations IR@rmn.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

RetailMeNot, Inc.

i

RETAILMENOT, INC.

301 CONGRESS AVENUE, SUITE 700, AUSTIN, TEXAS 78701

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2014

The board of directors of RetailMeNot, Inc. is soliciting your proxy for the 2014 Annual Meeting of Stockholders to be held on April 30, 2014, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about March 14, 2014. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “RetailMeNot” are to RetailMeNot, Inc. and its consolidated subsidiaries, and references to the “annual meeting” are to the 2014 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on December 31, 2013. This Proxy Statement covers our 2013 fiscal year, which was from January 1, 2013 through December 31, 2013 (“fiscal 2013”). Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 18, 2014.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on March 3, 2014 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date there were 50,513,434 shares of Series 1 common stock and 3,053,748 shares of Series 2 common stock outstanding and entitled to vote.

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of the rules adopted by the SEC, allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On March 14, 2014, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) directing stockholders to a web site where they can access our Proxy Statement for the annual meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2013 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals

Each share of our Series 1 common stock outstanding on the record date is entitled to one vote on each of the two director nominees. Shares of Series 2 common stock are not entitled to vote with respect to the election of directors. Each share of our Series 1 common stock and Series 2 common stock outstanding on the record date is entitled to one vote on each other matter. For the election of directors, the two director nominees who receive the highest number of “For” votes will be elected as Class I directors. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. For the other proposal, abstentions will have the same effect as negative votes. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of Series 1 common stock with respect to Proposal No. 1, unless you provide instructions as to how your shares should be voted. If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares of Series 1 common stock on Proposal No. 1 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 29, 2014. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

JOBS Act Explanatory Note

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2018; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date. As of March 3, 2014, one of the Class II director seats was vacant.

The term of the Class I directors, C. Thomas Ball, Jeffrey M. Crowe and Karim Faris, will expire on the date of the upcoming annual meeting. In March 2014, Mr. Faris announced his decision not to stand for re-election as a director at this annual meeting, and the board has not designated a nominee for election to the seat held by Mr. Faris. Accordingly, two persons are to be elected to serve as Class I directors of the board of directors at the meeting, with one seat to remain vacant. The board’s nominees for election by the stockholders to those two positions are the two current Class I members of the board of directors, C. Thomas Ball and Jeffrey M. Crowe. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2017 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than two persons.

The two nominees for Class I director receiving the highest number of votes of shares of Series 1 common stock will be elected as Class I directors. Pursuant to our certificate of incorporation, shares of Series 2 common stock are not entitled to vote with respect to the election of members of the board of directors. Therefore, shares of Series 2 common stock are not entitled to vote for Proposal No. 1. A “Withhold” vote by shares of Series 1 common stock will have no effect on the vote.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF C. THOMAS BALL AND JEFFREY M. CROWE AS CLASS I DIRECTORS.

The names of our directors who will continue in office until the 2015 and 2016 annual meetings of stockholders, including the nominees for Class I directors to be elected at this meeting, and certain information about them as of March 3, 2014 is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Principal Occupation	Age	Director Since

Class I Directors Nominated for Election at the 2014 Annual Meeting of Stockholders:
C. Thomas Ball	General Partner of Austin Ventures	47	2007

Jeffrey M. Crowe	Managing Partner of Norwest Venture Partners	57	2010

Class II Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders:
Jules A. Maltz	General Partner of Institutional Venture Partners	34	2011

Brian H. Sharples	President and Chief Executive Officer of HomeAway, Inc.	53	2011

Class III Directors Whose Terms Expire at the 2016 Annual Meeting of Stockholders:
G. Cotter Cunningham	President and Chief Executive Officer of RetailMeNot, Inc.	51	2007

Gokul Rajaram	Product Engineering Lead at Square, Inc.	39	2013

Greg J. Santora	Independent Management Consultant	62	2013

Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

C. Thomas Ball has been a member of our board of directors since September 2007. Mr. Ball is a General Partner at Austin Ventures, a venture capital firm, which he joined as a Venture Partner in April 2005. From November 2001 to December 2004, Mr. Ball was Chief Executive Officer and co-founder of Openfield Technologies, a provider of e-commerce and business management software and technology solutions. Mr. Ball was also a founder of eCoupons.com, where he served as Chief Executive Officer from January 1999 through December 2000. Mr. Ball serves on a number of private company boards, including Social Gaming Network, Adometry and Boundless Network, and also served on the board of Convio (CNVO) from December 2006 through February 2011. Mr. Ball holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in finance from the University of Florida. We have determined that Mr. Ball’s experience in the online coupon industry as founder of eCoupons.com, as well as his experience in both managing and evaluating companies as an officer, board member and investor makes him a valuable member of our board of directors, our compensation committee and our nominating and corporate governance committee.

Jeffrey M. Crowe has been a member of our board of directors since November 2010. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004, became a General Partner in January 2005 and became Managing Partner of the firm in January 2013. He focuses on investments in the software, Internet and consumer arenas. Mr. Crowe currently serves on the boards of AdChina, Badgeville, deCarta, Owler, Lending Club, Madison Reed, Aware AI, Extole, SocialVibe and Turn. He previously served on the boards of Admeld, Jigsaw, Nano-Tex, The Echo Nest and Tuvox. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation (EDFY), a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. from Stanford Graduate School of Business and a B.A. in history from Dartmouth College. We have determined that the breadth and depth of Mr. Crowe’s operational background and experience as an investor, director and officer in a number of technology companies make him an effective member of our board of directors, our audit committee and our nominating and corporate governance committee.

Directors Continuing in Office until the 2015 Annual Meeting of Stockholders

Jules A. Maltz has served as a member of our board of directors since October 2011. Mr. Maltz is a General Partner at Institutional Venture Partners, which he joined in August 2008, and focuses on investments in rapidly growing Internet and software companies. In addition to his service on our board of directors, Mr. Maltz serves on the board of directors of Yext, Progreso Financiero, Indiegogo and TuneIn and previously served on the board of directors of Buddy Media and H5. He is actively involved in a number of other portfolio companies of Institutional Venture Partners. Mr. Maltz received an M.B.A. from Stanford University and a B.A. in economics from Yale University. We have determined that Mr. Maltz’s knowledge and experience with growth-stage Internet and software companies, as well as his financial expertise, makes him an integral member of our board of directors, our audit committee and our nominating and corporate governance committee.

Brian H. Sharples has served as a member of our board of directors since July 2011. Mr. Sharples is one of the co-founders of HomeAway (AWAY) and has served as its President, Chief Executive Officer and board member since its inception in April 2004. Prior to co-founding HomeAway, Mr. Sharples was an angel investor from 2001 until 2004 and also served as Chief Executive Officer of Elysium Partners from 2002 until 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Co. from 1986 to 1988. Mr. Sharples served on the board of directors of Kayak Software (KYAK), an online travel resource aggregator, until November 2012. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. in math and economics from Colby College. We have determined that

Mr. Sharples’s current and previous tenures in executive positions at various public and private technology companies and his experience with online aggregation service companies allow him to bring valuable insight to our board of directors and our compensation committee.

Directors Continuing in Office until the 2016 Annual Meeting of Stockholders

G. Cotter Cunningham is our Founder, President, Chief Executive Officer and Chairman of the Board, and has overseen our growth from inception. Previously, Mr. Cunningham served in various positions with Bankrate (RATE) from April 2000 through April 2007, most recently as Chief Operating Officer. He also previously served as CEO-in-Residence at Austin Ventures, Vice President and General Manager of VML, Vice President of Block Financial Corporation and Assistant Vice President of H&R Block. He holds an M.B.A. from Vanderbilt University and a B.B.A. in economics from the University of Memphis. Mr. Cunningham’s perspective as our Founder and Chief Executive Officer makes him a critical member of our board of directors.

Gokul Rajaram has served as a member of our board of directors since October 2013. Mr. Rajaram is the Product Engineering Lead at Square, the commerce company based in San Francisco, California. Before joining Square in July 2013, Mr. Rajaram was Product Director, Ads at Facebook (FB) from September 2010 to June 2013. Mr. Rajaram was Co-Founder and Chief Executive Officer of Chai Labs, a semantic technology startup, from December 2007 until its acquisition by Facebook in September 2010. Prior to Facebook, Mr. Rajaram served as Product Management Director for Google AdSense (GOOG) from January 2003 to November 2007. Mr. Rajaram holds an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management, a M.S. in computer science from the University of Texas and a B. Tech in computer science from the Indian Institute of Technology Kanpur. We have determined that Mr. Rajaram’s knowledge and experience with product development and innovation at Internet and technology companies makes him a valuable member of our board of directors and our compensation committee.

Greg J. Santora has served as a member of our board of directors since May 2013. Mr. Santora has worked as an independent management consultant since September 2005. Prior to that time, he served as Chief Financial Officer of Shopping.com, a provider of Internet-based comparison shopping resources, from December 2003 through September 2005. From January 1997 through December 2002, he served as Chief Financial Officer of Intuit. Mr. Santora currently serves on the board of directors of Align Technology (ALGN) and Savo Group. He previously served on the board of directors of Taleo Corporation (TLEO) and Digital Insight Corporation (DGIN). He holds an M.B.A. from San Jose State University and a B.A. in accounting from the University of Illinois. We have determined that Mr. Santora’s experience as a financial leader, his financial reporting and audit expertise and his current service on public and private company boards allows him to bring valuable insight to our board of directors and our audit committee.

CORPORATE GOVERNANCE

Director Independence

In February 2014, the board of directors determined that, other than Mr. Cunningham, each of the current members of the board is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors. The board had also previously determined that Joshua C. Goldman and Philip S. Siegel, each of whom served as a director until June 2013, were independent at the time they served in such capacity.

The definition of independence under the Nasdaq Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Leadership Structure

The board of directors has adopted Corporate Governance Guidelines to promote the functioning of the board and its committees. These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, and the board is given the flexibility to select its Chairman and our Chief Executive Officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the Chief Executive Officer may be filled by one individual or two. The board has not separated the positions of Chairman of the Board and Chief Executive Officer and both positions are held by Mr. Cunningham. The board believes that this structure has historically served the company well and continues to do so, by creating a critical link between management and the board of directors, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between the board and our senior management and providing the board with direct oversight of our business and affairs.

Risk Management

Our risk management function is overseen by our board of directors. Through our management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our audit committee’s and compensation committee’s review of financial and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Cunningham, as our Chief Executive Officer, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions

Non-management directors generally meet in executive session each time the board of directors holds a regularly scheduled meeting. The board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer, who is the only non-independent director.

Meetings of the Board of Directors and Committees

The board of directors held 11 meetings during the fiscal year ended December 31, 2013. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors other than Mr. Sharples attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
C. Thomas Ball		Chair	X
Jeffrey M. Crowe	X		X
Jules A. Maltz	X		Chair
Gokul Rajaram		X
Greg J. Santora	Chair
Brian H. Sharples		X

Audit Committee

The members of the audit committee are Messrs. Crowe, Maltz and Santora. Mr. Santora serves as the chair of the audit committee. In February 2014, our board of directors determined that each of Mr. Maltz and Mr. Santora is independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members. Our board of directors has determined that each of Messrs. Crowe, Maltz and Santora meet the requirements for financial literacy and sophistication, and that Mr. Santora qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations and a majority of our audit committee members are independent directors. After the phase in period under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations, upon which we rely, all members of our audit committee will be independent directors.

The functions of the audit committee include:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the terms of the audit and pre-approving the engagement of our independent registered public accounting firm to perform permissible non-audit services;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	reviewing and discussing with management and our independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics;

•	reviewing and approving any related party transactions;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The audit committee held four meetings during the fiscal year ended December 31, 2013. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the compensation committee are Messrs. Ball, Rajaram and Sharples, each of whom is a non-employee member of our board of directors. Mr. Ball serves as the chairperson of the compensation committee. In February 2014, our board of directors determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16B-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

The functions of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	reviewing and approving the following for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for directors;

•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;

•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The compensation committee and board of directors believe that attracting, retaining and motivating our employees, and particularly the company’s senior management team and key operating personnel, are essential to RetailMeNot’s performance and enhancing shareholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and determines executive officer compensation. Our Chief Executive Officer makes recommendations to the compensation committee regarding base salary increases, bonuses, incentive compensation, equity awards, benefits and perquisites for each executive other than himself. These recommendations are based upon objective criteria, including the company’s financial performance, accomplishment of strategic objectives and development of management. The compensation committee reviews and evaluates submitted proposals, and establishes executive compensation, including for the Chief Executive Officer.

In January 2012, the compensation committee selected Compensia, Inc. to provide independent compensation consulting support. Compensia has provided market information on compensation trends and practices and makes compensation recommendations based on competitive data of a peer group of companies. Compensia is also available to perform special projects at the compensation committee’s request. Compensia provides analyses and recommendations that inform the compensation committee’s decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on program design changes, which for fiscal year 2013 included a review of stock ownership guidelines for the company’s executive officers and non-employee directors and assessing compensation of the board of directors after the completion of our initial public offering. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

The compensation committee has assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee. In making these determinations, our compensation committee reviewed and discussed information provided by Compensia in a questionnaire, with questions tailored to the Nasdaq Listing Rules with regards to Compensia’s independence and provision of services.

The compensation committee held six meetings during the fiscal year ended December 31, 2013.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Ball, Crowe and Maltz. Mr. Maltz serves as the chairperson of the nominating and corporate governance committee. In February 2014, our board of directors determined that each member of the nominating and corporate governance committee is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations.

The functions of the nominating and corporate governance committee include:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing our Corporate Governance Guidelines and our Code of Business Conduct and Ethics;

•	assisting the board in its evaluation of the performance of our board of directors and each committee thereof;

•	recommending corporate governance principles; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The nominating and corporate governance committee held two meetings during the fiscal year ended December 31, 2013.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence” and at least one director must be a “financial expert” under the Exchange Act and the Nasdaq Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our Chief Executive Officer to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nominations come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholders Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail or e-mail addressed as follows:

Board of Directors of RetailMeNot, Inc.

c/o Corporate Secretary

301 Congress Avenue, Suite 700

Austin, Texas 78701

E-mail address: corporatesecretary@rmn.com

All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our board of directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy of the code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701. Any substantive amendment to or waiver of any provision of the Code of Business Conduct and Ethics may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations portion of our website at http://investor.retailmenot.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the board, criteria for board membership and other board governance matters. The Corporate Governance Guidelines are available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of RetailMeNot. During the fiscal year ended December 31, 2013, none of our company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our compensation committee or board of directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of RetailMeNot, Inc. for the fiscal year ending December 31, 2014. Ernst & Young has served as our auditor since 2010. A representative of Ernst & Young is expected to be present at the annual meeting to be available to respond to appropriate questions.

Fees Billed by Ernst & Young

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2013 and 2012:

	Fiscal 2013	Fiscal 2012
Audit fees(1)	$1,215,295	$338,750
Audit-related fees(2)	$—	$95,000
Tax fees(3)	$—	$80,760
All other fees(4)	$—	$150

Total	$1,215,295	$514,660

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings. Fiscal 2013 audit fees include fees related to our initial public offering of Series 1 common stock in July 2013 and our follow-on offering of Series 1 common stock in December 2013.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” For fiscal 2012, this category includes fees for financial due diligence in connection with acquisitions.
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning. For fiscal 2012, this category includes fees for tax related due diligence in connection with acquisitions.
(4)	All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Ernst & Young are compatible with maintaining the independence of Ernst & Young. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as voting against the proposal. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Ernst & Young as our independent registered public accounting firm, the audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three directors. Messrs. Santora and Maltz are each, in the judgment of the board of directors, an independent director, and after the phase in period under the applicable requirements of the SEC rules and regulations and the requirements of the Nasdaq Listing Rules, upon which we rely, all members of our audit committee will be independent directors. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations portion of RetailMeNot’s website at http://investor.retailmenot.com.

The audit committee oversees RetailMeNot’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining RetailMeNot’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. RetailMeNot’s independent registered public accounting firm, Ernst & Young, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of RetailMeNot’s financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to RetailMeNot’s board of directors that the company’s audited financial statements be included in RetailMeNot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Greg J. Santora, Chair

Jeffrey M. Crowe

Jules A. Maltz

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of RetailMeNot under the Securities Act of 1933 or the Exchange Act, except to the extent that RetailMeNot specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table presents compensation information for fiscal 2013 and 2012 paid to or accrued for our principal executive officer and our two other most highly compensated persons serving as executive officers as of December 31, 2013. We refer to these executive officers as our “named executive officers” for fiscal 2013.

Name and Principal Position	Year	Salary(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation(3)	Total
G. Cotter Cunningham	2013	$400,000	$2,325,221	$440,000	(4)	$16,696	$3,181,917
President and Chief Executive Officer	2012	279,168	432,525	261,000	(4)	16,616	989,309

Kelli A. Beougher	2013	320,000	930,610	193,600	(4)	13,949	1,458,159
Chief Operating Officer	2012	239,063	221,250	125,606	(4)	13,665	599,984

Steven T. Pho	2013	208,333	782,164	90,189	(5)	20,466	1,101,152
Senior Vice President, Corporate Development	2012	182,160	48,480	58,433	(5)	11,114	300,187

(1)	Mr. Pho was promoted to Senior Vice President, Corporate Development on October 1, 2013. His annual salary as of December 31, 2013 was $240,000.
(2)	Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating these options reported in this column are set forth in Note 9 “Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit) and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that our named executive officers may receive from the options.
(3)	Consists of premiums paid for medical, dental, short-term disability, long term disability, life and accidental death and dismemberment insurance, Health Savings Account contributions, 401(k) contributions and additional taxable awards.
(4)	Includes amounts earned under our 2013 Bonus Plan for Officers (the “2013 Officer Plan”) and our 2012 Bonus Plan for Officers (the “2012 Officer Plan”). Payments due under the 2013 Officer Plan and 2012 Officer Plan were made in February 2014 and February 2013, respectively. Amounts earned under the 2013 Officer Plan and 2012 Officer Plan were calculated in accordance with the provisions of the respective plans, which provided for the amounts earned to be based wholly upon consolidated gross profit performance, as defined in the 2013 Officer Plan and 2012 Officer Plan, respectively, compared to the annual budget approved by our board of directors at the beginning of each fiscal year. The 2013 Officer Plan and 2012 Officer Plan each contained a component for achieving the budgeted gross profit as well as an overachievement component for exceeding the budgeted gross profit. The payments under the 2013 Officer Plan and 2012 Officer Plan included an overachievement amount based on the actual gross profit having exceeded the budgeted gross profit.
(5)

Mr. Pho participated in the company’s 2012 Bonus Plan in fiscal 2012 and the company’s 2013 Bonus Plan from January 2013 until he was promoted to Senior Vice President, Corporate Development on October 15, 2013. At that point he became eligible to participate in the 2013 Officer Plan. Therefore, non-equity incentive plan compensation in fiscal 2013 includes amounts earned under our 2013 Officer Plan and our 2013 Bonus Plan and such compensation in fiscal 2012 includes amounts earned under our 2012 Bonus Plan. Payments due under the 2013 Officer Plan and the 2013 Bonus Plan were made in February 2014. Amounts earned under the 2012 Bonus Plan were made in February 2013. Payments under the 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan were calculated in accordance with the provisions of the respective plans. The 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan provided for the amounts earned to be based upon consolidated and United States gross profit performance, as defined in the respective plan, compared to the annual budget approved by our board of directors at the beginning of each fiscal year. The 2013 Bonus Plan and 2012 Bonus Plan also provided for the amounts to be earned based upon achievement of certain individual performance metrics. The 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan each contained a component for achieving budgeted gross profit as well as an overachievement component for exceeding the budgeted gross profit. The payments under the 2013 Officer Plan, 2013 Bonus Plan and 2012 Bonus Plan included an overachievement amount based on the actual gross profit having exceeded the budgeted gross profit.

Executive Officers

The following table sets forth information regarding our executive officers.

Name	Age	Position
G. Cotter Cunningham	51	Chief Executive Officer, President and Chairman of the Board
Kelli A. Beougher	44	Chief Operating Officer
Douglas C. Jeffries	57	Chief Financial Officer
Paul M. Rogers	45	Chief Technology Officer
Louis J. Agnese, III	35	General Counsel and Secretary
Jillian L. Balis	42	Senior Vice President, Marketing
Jagjit S. Bath	36	Senior Vice President, Product
Steven T. Pho	36	Senior Vice President, Corporate Development

Mr. Cunningham’s biography can be found on page 6 of this Proxy Statement with the biographies of the other members of the board of directors. Biographies for our other executive officers, including our other named executive offers, are below.

Kelli A. Beougher has served with us since December 2009, and was promoted to Chief Operating Officer in May 2012. Prior to joining us, Ms. Beougher served in various positions at Rakuten LinkShare from December 2001 to May 2009, most recently as Senior Vice President of Services. Before that time, she served in various capacities at GE Capital. Ms. Beougher holds a B.B.A. in marketing from the University of Texas.

Douglas C. Jeffries has served as our Chief Financial Officer since December 2012. Prior to joining us, Mr. Jeffries served as Executive Vice President & Chief Financial Officer of Taleo (TLEO) from October 2010 to June 2012, where he helped guide the company through its acquisition by Oracle (ORCL). Previously, he worked as Chief Financial Officer at Palm (PALM) from December 2008 through the completion of the acquisition of Palm by Hewlett Packard (HPQ) in August 2010. He holds an M.B.A. from the University of Southern California and a B.S. in accounting from California State University, Chico.

Paul M. Rogers has served as our Chief Technology Officer since June 2011. Previously, he worked as Engineering Director with Google (GOOG) from February 2008 to May 2011. Prior to that time, he led the engineering team at Bazaarvoice (BV). He also held multiple development and technical management roles at Trilogy Software. Mr. Rogers holds a B.A. in psychology and managerial studies from Rice University.

Louis J. Agnese, III has served as our General Counsel since October 2011 and Corporate Secretary since December 2011. Previously, he worked as an attorney at DLA Piper from September 2007 through October 2011, where he represented a wide range of private and public companies in various transactions. Prior to joining DLA Piper, Mr. Agnese was an attorney at Akin Gump Strauss Hauer & Feld from September 2003 to September 2007. Mr. Agnese holds a J.D. from the University of Texas and a B.B.A. in international business from the University of the Incarnate Word.

Jillian L. Balis has served as our Senior Vice President of Marketing since August 2011. Prior to joining us, Ms. Balis was Executive Vice President and Managing Director of SMG Search at Starcom MediaVest Group from February 2008 to August 2011, overseeing a team of approximately 100 search marketing and social media experts. Previously, she served in various marketing leadership positions with Orbitz Worldwide (OWW) from August 2001 to January 2008. She holds an M.B.A. from Northwestern University’s Kellogg School of Management and a B.A. in political science from the University of Pennsylvania.

Jagjit S. Bath has served as our Senior Vice President of Product since March 2011. Previously, he held several executive positions with Gilt Groupe from February 2009 to March 2011, including Vice President of Product Management and Engineering, Acting Chief Information Officer and Vice President of Strategy and New Business. Prior to joining Gilt Groupe, Mr. Bath held various management positions at WeightWatchers.com (WTW) from November 2001 through February 2009 in product management, international expansion, marketing and global business development. He holds a B.S. in business information technology from Bournemouth University, England.

Steven T. Pho has served with us since April 2011 and was promoted to Senior Vice President of Corporate Development in October 2013. Prior to joining us, Mr. Pho was an investment banker at Thomas Weisel Partners (now Stifel Nicolaus Weisel) in San Francisco from November 2003 to March 2005 and from July 2007 to March 2011, where he served as Vice President of Internet and New Media investment banking. Prior to that, he was a member of the technology investment banking group at Houlihan Lokey Howard & Zukin in San Francisco from March 2000 to October 2003. He holds an M.B.A. from the University of Southern California and a B.S.B.A. in finance from the University of Denver.

Potential Payments upon Termination and Change in Control

Each of our named executive officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each named executive officer has agreed (i) not to solicit our employees or customers during employment and for a period of 12 months (24 months with respect to customers) after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and a period of 12 months after the termination of employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our named executive officers. The following is a summary of the employment agreements with our named executive officers as currently in effect.

G. Cotter Cunningham is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Cunningham’s current annual base salary is $478,000. Mr. Cunningham is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 100% of Mr. Cunningham’s then current base salary. Payment of any bonus to Mr. Cunningham is subject to approval by our board of directors.

Pursuant to this agreement, in the event Mr. Cunningham is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, (ii) we will be obligated to pay him 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. In the event Mr. Cunningham voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, and (ii) 12 months of monthly premiums for his then current health benefits in a single lump sum. Each of the severance benefits described above is contingent on Mr. Cunningham (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Cunningham’s employment is not terminated, 50% of Mr. Cunningham’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Cunningham continues his employment with us through the date of such change in control.

Kelli A. Beougher is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Ms. Beougher’s current annual base salary is $360,000. Ms. Beougher is also eligible to receive benefits that are substantially similar to those of our other employees. Her employment agreement sets forth her target bonus, which is set at 65% of Ms. Beougher’s then current base salary. Payment of any bonus to Ms. Beougher is subject to approval by our board of directors.

Pursuant to this agreement, in the event Ms. Beougher is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of her death or disability or of her own volition and not for good reason), we will be obligated to pay her (i) 100% of her then current monthly base salary for six months and (ii) six months of monthly premiums for her then current health benefits in a single lump sum. In the event Ms. Beougher voluntarily terminates her employment with us for good reason (as specifically defined in her employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay her 100% of her then current monthly base salary for 12 months and 100% of her then current bonus, (ii) we will be obligated to pay her 12 months of monthly premiums for her then current health benefits in a single lump sum and (iii) 100% of her then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Ms. Beougher (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Ms. Beougher’s employment is not terminated, 25% of Ms. Beougher’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Ms. Beougher continues her employment with us through the date of such change in control.

Steven T. Pho is party to an employment agreement with us effective March 1, 2013 as amended effective October 15, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Pho’s current annual base salary is $280,000. Mr. Pho is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which is set at 40% of Mr. Pho’s then current base salary. Payment of any bonus to Mr. Pho is subject to approval of our board of directors.

Pursuant to this agreement, in the event Mr. Pho is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason), we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and (ii) six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Pho voluntarily terminates his employment with us for good reason (as specifically defined in his employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay him 100% of his then current monthly base salary for six months and 50% of his then current bonus, (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Pho (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Pho’s employment is not terminated, 25% of Mr. Pho’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Pho continues his employment with us through the date of such change in control.

401(k)

We have established a tax-qualified employee savings and retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under our 401(k) plan, employees may elect to reduce their current compensation by up to the statutory limit, $17,500 in fiscal

2013, and have us contribute the amount of this reduction to the 401(k) plan. During 2013, we matched up to 58% of employee contributions, but not exceeding $8,750 per employee. Our contributions for the year ended December 31, 2013 were $0.9 million. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2013.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our named executive officers during fiscal 2013.

Outstanding Equity Awards at December 31, 2013

The following table sets forth information regarding outstanding option awards to purchase shares of Series 1 common stock held by our named executive officers at December 31, 2013.

Name	Number of Securities Underlying Unexercised Options Exercisable(1)		Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
G. Cotter Cunningham	186,789		—	$2.08	7/1/2021
	144,228		2	2.08	7/1/2021
	140,847	(2)	—	2.08	8/23/2021
	62,500		—	10.36	6/12/2022
	223,000		—	18.52	2/15/2023
Kelli A. Beougher	34,325	(3)	—	1.12	6/25/2020
	17,500	(4)	—	2.08	6/8/2021
	20,000	(5)	—	5.32	10/19/2021
	15,172		22,328	10.36	5/31/2022
	89,250		—	18.52	2/15/2023
Steven T. Pho	32,000	(6)	—	2.08	6/08/2021
	7,500		—	11.40	7/26/2022
	11,250		—	18.52	2/15/2023
	1,458	(7)	33,542	34.11	10/15/2023

(1)	Shares of Series 1 common stock. Options were granted on the date ten years prior to the expiration date and subject to a four year vesting period. Unless otherwise noted, the options vest as to 1/48 of the total option grant monthly, measured from the grant date and each option is fully exercisable as of the date of grant.
(2)	This option grant vests as to 1/48 of the total option grant monthly, beginning October 1, 2011.
(3)	This option grant vests as to 1/4 of the total option grant on December 1, 2010, and thereafter as to 1/48 of the total option grant monthly.
(4)	This option grant vests as to 1/4 of the total option grant on April 1, 2012, and thereafter as to 1/48 of the total option grant monthly.
(5)	This option grant vests as to 1/4 of the total option grant on October 1, 2012, and thereafter as to 1/48 of the total option grant monthly.
(6)	This option grant vests as to 1/4 of the total option grant on March 1, 2012, and thereafter as to 1/48 of the total option grant monthly.
(7)	This option grant becomes exercisable as it vests as to 1/48 of the total option grant monthly, beginning November 15, 2013.

Compensation of Directors

In March 2013, we implemented a director compensation plan, pursuant to which our non-employee directors are eligible to receive equity awards and cash retainers as compensation for service on our board of directors and committees of our board of directors. Under our director compensation plan, our non-employee directors are entitled to receive a $30,000 annual retainer fee. The audit committee chairperson receives an annual fee of $20,000 and members of the audit committee receive an annual fee of $10,000. The compensation committee chairperson receives an annual fee of $10,000 and members of the compensation committee receive an annual fee of $5,000. The nominating and corporate governance committee chairperson receives an annual fee of $7,500 and the members of the nominating and corporate governance committee receive an annual fee of $3,500. Non-employee directors generally receive an initial (i) option grant entitling the director to purchase that number of shares of our Series 1 common stock equal to $150,000 divided by the then current Black-Scholes- Merton value of our Series 1 common stock and (ii) restricted stock unit grant entitling the director to receive that number of shares of our Series 1 common stock equal to $150,000 divided by the then current share price of our Series 1 common stock. These grants vest on the first anniversary of the grant, provided that the non-employee director continues to serve as a director through such vesting date. In addition, in subsequent years, non-employee directors receive an annual (i) option grant entitling each director to purchase that number of shares of our Series 1 common stock equal to $60,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) restricted stock unit grant entitling the director to receive that number of shares of our Series 1 common stock equal to $60,000 divided by the then current share price of our Series 1 common stock. These grants vest on the first anniversary of the grant, provided that the non-employee director continues to serve as a director through such vesting date

The following table sets forth information concerning the compensation earned during the last fiscal year. Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our Chief Executive Officer as an employee is presented in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(1)		Total ($)
C. Thomas Ball	—		—		—		—
Jeffrey M. Crowe	—		—		—		—
Karim B. Faris	—		—		—		—
Jules A. Maltz	—		—		—		—
Gokul Rajaram	7,292	(2)	150,016	(3)	149,982	(4)	307,290
Greg A. Santora	33,334	(5)	—		251,635	(6)	284,969
Brian H. Sharples	35,000	(7)	—		—		35,000

(1)	Amounts represent the aggregate grant date fair value of stock options granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating these options reported in this column are set forth in Note 9 “Redeemable Convertible Preferred Stock, Stockholders’ Equity (Deficit) and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that our directors may receive from the options.
(2)	Amount consists of $6,250 pro-rated annual retainer fee for service on the board of directors and $1,042 pro-rated annual fee for service on the compensation committee. Mr. Rajaram joined our board of directors in October 2013.
(3)	Mr. Rajaram was granted 4,398 restricted stock units to acquire shares of Series 1 common stock on October 15, 2013. All of such restricted stock units vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2013.

(4)	Mr. Rajaram was granted an option to purchase 8,268 shares of Series 1 common stock at an exercise price of $34.11 per share on October 15, 2013. All of such options vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2013.
(5)	Amount consists of $20,000 pro-rated annual retainer fee for service on the board of directors and $13,334 pro-rated annual fee for service as the chairperson of our audit committee. Mr. Santora joined our board of directors in May 2013.
(6)	Mr. Santora was granted an option to purchase 24,275 shares of Series 1 common stock at an exercise price of $19.00 per share on May 8, 2013. All of such options vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2013.
(7)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $5,000 in pro-rated annual fee for service as a member of our compensation committee.

Stock Ownership Guidelines

The board believes that our directors and executive officers should own and hold our common stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Therefore, in November 2013, our compensation committee adopted the following minimum stock ownership guidelines applicable to our executive officers and non-employee directors.

Executive Officer Guidelines

Our Chief Executive Officer is expected to accumulate the lesser of (i) 57,000 shares of our common stock or (ii) the equivalent of the net market value of his or her vested options, vested restricted stock units and shares of our common stock equal to three times his or her annual base salary as of each annual meeting of the Company’s stockholders. Each of our other executive officers is expected to accumulate the lesser of (i) 16,000 shares of our common stock or (ii) the equivalent of the net market value of his or her vested options, vested restricted stock units and shares of our common stock equal to one times his or her annual base salary as of each annual meeting of the Company’s stockholders. Each executive officer shall have three years to accumulate such equity interest from the date such officer assumed his or her position.

Director Guidelines

Non-employee members of the board of directors are expected to accumulate the lesser of (i) 4,000 shares of our common stock or (ii) the equivalent of the net market value of the vested options, vested restricted stock units and shares of our common stock equal to three times his or her annual cash retainer as of each annual meeting of the Company’s stockholders. Each director shall have three years to accumulate such equity interest from the date such person became a director.

All of our executive officers and directors either meet these guidelines or are expected to meet the guidelines within the time period specified. The board may approve any amendments, waivers or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investor.retailmenot.com.

Additionally, all of our executive officers and members of the board of directors are prohibited from entering into hedging or pledging transactions in respect of our common stock or other securities issued by us.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2007 Stock Plan (the “2007 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 Purchase Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2013:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	5,748,902	$12.45	(1)	4,639,823	(2)

Equity compensation plans not approved by stockholders	—	—		—

Total	5,748,902			4,639,823

(1)	Calculated without taking into account 54,079 shares of Series 1 common stock subject to outstanding restricted stock unit awards that will become issuable as those awards vest without any cash consideration for such shares.
(2)	Includes 4,078,916 shares of Series 1 common stock available for issuance in connection with future awards under our 2013 Plan and 560,907 shares of Series 1 common stock available for future issuance under the 2013 Purchase Plan. The 2013 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023, by an amount equal to the smaller of (i) 4% of the number of shares of combined Series 1 and Series 2 common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board. This reserve will be increased to include any shares remaining available under our 2007 Stock Plan at the time of its termination or issuable upon exercise of options granted under our 2007 Stock Plan that expire or terminate without having been exercised in full. The 2013 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023 equal to the smallest of (i) 1,400,000 shares, (ii) 1% of the issued and outstanding shares of our combined Series 1 and Series 2 common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

During fiscal 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers and Directors” elsewhere in this Proxy Statement and the transactions described below.

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers. We have also granted stock options and restricted stock units to certain members of our board of directors. For more information regarding certain of these equity awards, see “Compensation of Named Executive Officers and Directors—Summary Compensation Table” and “Compensation of Named Executive Officers and Directors—Compensation of Directors” elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement, as amended, with certain holders of our common stock. The third amended and restated investors’ rights agreement, as amended, grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock. The registration rights described above, granted pursuant to the investor’s rights agreement will terminate, with respect to any particular stockholder, upon the earlier of (i) five years after the completion of our initial public offering, or (ii) any time after this offering in which all registrable securities held by the particular stockholder may be sold under Rule 144 without registration under the Securities Act during a 60-day period.

Voting Agreement

In October 2011, we entered into a third amended and restated voting agreement, as amended, with certain of our stockholders. The third amended and restated voting agreement, as amended, provided, among other things, for the voting of shares with respect to the constituency of the board of directors and for the voting of shares with respect to certain transactions approved by a majority of the holders of our outstanding preferred stock. This agreement terminated upon completion of our initial public offering in July 2013.

Right of First Refusal and Co-Sale Agreement

In October 2011, we entered into a third amended and restated right of first refusal and co-sale agreement, as amended, with certain of our stockholders. The third amended and restated right of first refusal and co-sale agreement, as amended, among other things, granted our investors certain rights of first refusal and co-sale with respect to proposed transfers of our securities by certain stockholders and granted us certain rights of first refusal with respect to proposed transfers of our securities by certain stockholders. This agreement terminated upon completion of our initial public offering in July 2013.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options upon the occurrence of a change in control. Please see “Compensation of Named Executive Officers and Directors—Potential Payments upon Change in Control” elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive

We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Other Related Party Transactions

On May 2, 2013, we entered into an agreement with AVP Management Services, Inc. pursuant to which we purchased tickets to the Austin City Limits Festival, a music festival, from AVP Management Services, Inc. for

$115,000. We also acquired an option to purchase additional tickets from AVP Management Services, Inc. AVP Management Services, Inc. is an affiliate of Austin Ventures IX, L.P. (“AV IX”) and Austin Ventures X, L.P. (“AV X”), and AV IX and AV X each hold more than 5% of a class of our voting securities as of March 3, 2014.

On July 1, 2013, we entered into a $115.0 million revolving credit facility and a $35.0 million term loan facility pursuant to an amended and restated revolving credit and term loan agreement with certain lenders, including JPMorgan Chase Bank, N.A., which is affiliated with J.P. Morgan a holder of more than 5% of a class of our voting securities (the “Current Senior Debt”). As part of the term loan facility, JPMorgan Chase Bank loaned us a principal amount of $3.5 million, which was outstanding as of March 1, 2014, and committed to advancing us up to $15.0 million under the revolving credit facility, none of which is currently advanced. There is a quarterly revolving credit facility fee of 50 basis points. At our option, borrowings under both the term loan facility and the revolving credit facility bear interest at either the base rate or a eurodollar-based rate plus an applicable margin as determined based on the funded debt to EBITDA ratio. These rates are summarized in the following table:

Basis for Pricing	Level I	Level II
Consolidated Funded Debt/EBITDA	<1.00:1.00	≥1.00:1.00
Revolving Credit Eurodollar Margin (LIBOR)	200 basis points	250 basis points
Revolving Credit Base Rate Margin	100 basis points	150 basis points
Term Loan Eurodollar Margin (LIBOR)	262.5 basis points	312.5 basis points
Term Loan Base Rate Margin	162.5 basis points	212.5 basis points

Interest is payable quarterly in arrears for base rate borrowings and on the last day of the applicable eurodollar-interest period for any eurodollar-based borrowings. Principal payments on the term loan facility of $1.75 million are due on the first day of each quarter beginning October 1, 2013, with any remaining balance due in July 2018. Borrowings under the revolving credit facility are automatically converted to five-year term loans at any time such outstanding amounts are greater than or equal to $25.0 million and carry the same maturity date as the initial $35.0 million term loan. Total borrowings under the revolving credit facility may not exceed a borrowing availability limit based on a multiple of EBITDA for the trailing twelve months. Mandatory prepayments include net cash proceeds from certain asset sales, 100% of the net cash proceeds of any subordinated debt and 50% of the net cash proceeds of certain equity transactions consummated on or before June 30, 2014, excluding the cash proceeds from our December 16, 2013 follow-on offering, and any equity interests issued under certain stock option or employee incentive plans.

The Current Senior Debt has priority in repayment to all other outstanding debt. We have granted our lenders a security interest in substantially all of our assets, including intellectual property, pursuant to a security agreement and an intellectual property security agreement, except that the security interest shall apply only after the funded debt to EBITDA ratio is greater than or equal to 1:00 to 1:00. We are subject to complying with certain financial covenants, including minimum trailing twelve month EBITDA levels, funded debt to EBITDA ratio and a fixed charge coverage ratio. The amended and restated revolving credit and term loan agreement contains customary affirmative and negative covenants and prohibits, among other things and subject to certain exceptions, the incurrence of additional debt, payment of other debt obligations, incurrence of liens, acquisitions of businesses or capital expenditures in excess of stated amounts, sales of businesses or assets, payment of dividends, making loans or advances and certain other restrictions. The amended and restated revolving credit and term loan agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, change of control and breaches of representations and warranties.

On July 5, 2013, in exchange for agreeing to vote in favor of the conversion of preferred stock to common stock in connection with our initial public offering, we agreed to pay Institutional Venture Partners XIII, L.P. and entities affiliated with J.P. Morgan $2,046,001 and $4,092,002, respectively, upon delivery by us of a written request to such entities to vote to effect such conversion. We delivered such request and such payments were made on July 11, 2013. Institutional Venture Partners XIII, L.P. and entities affiliated with J.P. Morgan each hold more than 5% of a class of our voting securities as of March 3, 2014.

On December 26, 2013, we entered into two agreements with Donuts Inc. (“Donuts”) and certain of its subsidiaries. In the first agreement, we agreed to pay Donuts $3.5 million for certain second level domains, or SLDs, contingent upon Donuts becoming the registry operator for such domains. In the second agreement, we received the right, over ten years, to (i) register certain SLDs and (ii) receive 30% of the gross proceeds from SLD registrations and renewals sold under a specified top-level domain. We also agreed to reimburse Donuts $35,000 per year for related ICANN fees and costs. AV X holds more than 10% of the outstanding capital stock of Donuts, and AV X holds more than 5% of a class of our voting securities as of March 3, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of March 3, 2014 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 50,513,434 shares of Series 1 common stock and 3,053,748 shares of Series 2 common stock outstanding as of March 3, 2014. Shares of Series 1 common stock subject to options currently exercisable or exercisable within 60 days of March 3, 2014 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

	Shares of Common Stock Beneficially Owned				% of Total Shares Beneficially Owned
	Series 1 Common Stock		Series 2 Common Stock(1)
	Shares	% Owned	Shares	% Owned
5% Stockholders:
Entities affiliated with Austin Ventures(2)	9,628,163	19.1%	—	*	18.0%
Institutional Venture Partners XIII, L.P.(3)	2,925,897	5.8%	—	*	5.5%
Entities affiliated with J.P. Morgan(4)	526,344	1.0%	3,053,748	100.0%	6.7%
Entities affiliated with Norwest Venture Partners(5)	6,788,661	13.4%	—	*	12.7%
Directors and Named Executive Officers:
C. Thomas Ball(6)	9,628,163	19.1%	—	*	18.0%
Jeffrey M. Crowe(7)	6,788,661	13.4%	—	*	12.7%
Karim B. Faris(8)	—	*	—	*	*
Jules A. Maltz(9)	2,925,897	5.8%	—	*	5.5%
Gokul Rajaram(10)	—	*	—	*	*
Greg J. Santora(11)	24,275	*	—	*	*
Brian H. Sharples(12)	84,106	*	—	*	*
G. Cotter Cunningham(13)	1,177,802	2.3%	—	*	2.2%
Kelli A. Beougher(14)	190,274	*	—	*	*
Steven T. Pho(15)	60,938	*	—	*	*
All Directors and Executive Officers as a group (15 persons)(16)	21,714,344	41.4%	—	*	39.1%

(1)	All of the outstanding shares of Series 2 common stock converted into shares of Series 1 common stock on a one-to-one basis on March 7, 2014 upon the election of the holders thereof.
(2)	Based on a Schedule 13G filed with the SEC on February 13, 2014, consists of 4,998,418 shares held by Austin Ventures IX, L.P. (“AV IX”), and 4,629,745 shares held by Austin Ventures X, L.P. (“AV X”). AV Partners IX, L.P. (“AVP IX LP”), the general partner of AV IX, and Austin Ventures Partners IX, LLC (“AVP IX LLC”), the general partner of AVP IX LP, may be deemed to share voting and dispositive powers over the shares held by AV IX. AV Partners X, L.P. (“AVP X LP”), the general partner of AV X, and Austin Ventures Partners X, LLC (“AVP X LLC”), the general partner of AVP X LP, may be deemed to share voting and dispositive powers over the shares held by AV X. Joseph C. Aragona, Kenneth P. DeAngelis, John D. Thornton, Christopher A. Pacitti, C. Thomas Ball and Philip S. Siegel are members of or are associated with AVP IX LLC and AVP X LLC and may be deemed to share voting and dispositive power over the shares held by AV IX and AV X. Such persons and entities disclaim beneficial ownership of shares held by AV IX and AV X, except to the extent of any pecuniary interest therein. Mr. Ball is a member of our board of directors. Mr. Siegel is a former member of our board of directors. The address of each of AV IX and AV X is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(3)	Based on a Schedule 13G filed with the SEC on February 11, 2014, Institutional Venture Management XIII, LLC (“IVM”) serves as the sole general partner of Institutional Venture Partners XIII, L.P. (“IVP”) and has sole voting and investment control over the shares owned by IVP. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Jarrick, J. Sanford Miller, Dennis B. Phelps and Jules A. Maltz are managing directors of IVM and share voting and dispositive power over the shares held by IVP XIII. Mr. Maltz is a member of our board of directors. The address for IVP is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(4)	Based on a Schedule 13G/A filed with the SEC on February 13, 2014, consists of (i) 76,344 shares of Series 1 common stock held by J.P. Morgan Secondary Private Equity Investors II, L.P. (“SPEI”); (ii) 450,000 shares of Series 1 common stock held by client accounts that are advised by J.P. Morgan Investment Management Inc. (“JPMIM”) (other than as detailed in clauses (i), (iii) and (iv)); (iii) 3,015,576 shares of Series 2 common stock held by J.P. Morgan Digital Growth Fund, L.P., (“DGF”) and (iv) 38,172 shares of Series 2 common stock held by 522 Fifth Avenue Fund, L.P. (“522 Fund”). JPMIM is the investment advisor to SPEI, DGF and 522 Fund. Voting and dispositive power with respect to the shares held by each of 522 Fund, SPEI and DGF reside with JPMIM. As of December 31, 2013, DGF had shared voting and dispositive power over 3,015,576 shares of Series 2 common stock. The address of each of JPMIM, DGF and 522 Fund is 270 Park Avenue, New York, New York 10017. The address of SPEI is 270 Park Avenue, 25th Floor, New York, New York 10017.
(5)	Based on a Schedule 13G filed with the SEC on February 14, 2014, consists of 5,091,493 shares held by Norwest Venture Partners XI, LP (“NVP XI”), 1,018,301 shares held by Norwest Venture Partners VII-A, LP (“NVP VII”) and 678,867 shares held by Norwest Venture Partners VI-A, LP (“NVP VI”). NVP Associates is the managing member of the general partner of each of NVP XI, NVP VII and NVP VI and has sole voting and dispositive power over the 6,788,661 shares held by each of NVP XI, NVP VII and NVP VI. As of December 31, 2013, NVP XI had sole voting and dispositive power over 5,091,493 shares. Promod Haque, Matthew Howard, Joshua C. Goldman and Jeffrey M. Crowe are each officers of NVP Associates and may be deemed to share voting and dispositive power over the shares held by each of NVP VI, NVP VII, and NVP XI. Such persons and entities disclaim beneficial ownership of shares held by NVP VI, NVP VII, and NVP XI, except to the extent of any pecuniary interest therein. Mr. Crowe is a member of our board of directors. Mr. Goldman is a former member of our board of directors. The address for NVP XIII is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(6)	Consists of 4,998,418 shares held by AV IX and 4,629,745 shares held by AV X. Mr. Ball is associated with each of AVP IX LLC and AVP X LLC and may be deemed to share voting and dispositive power over the shares held by AV IX and AV X. Mr. Ball disclaims beneficial ownership of shares held by AV IX and AV X, except to the extent of any pecuniary interest therein. Mr. Ball is a member of our board of directors. Mr. Ball’s address is 300 West 6th Street, Suite 2300, Austin, Texas 78701.

(7)	Mr. Crowe is an officer of NVP Associates and as such, may be deemed to share voting and dispositive power over the shares held by each of NVP VI, NVP VII, and NVP XI. Mr. Crowe disclaims beneficial ownership of shares held by each of NVP VI, NVP VII, and NVP XI, except to the extent of his pecuniary interest therein. Mr. Crowe is a member of our board of directors. Mr. Crowe’s address is 525 University Avenue, Suite 800, Palo Alto, California 94301.
(8)	Mr. Faris is an affiliate of Google Ventures 2011, L.P., but is not a member of the Google Ventures Investment Committee and does not have voting or dispositive power over the shares held by Google Ventures. Mr. Faris disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. Mr. Faris is a member of our board of directors, and he has announced that he will not stand for re-election when his term expires on our annual meeting of stockholders on April 30, 2014. Mr. Faris’s address is 1600 Amphitheatre Parkway, Mountain View, California 94043.
(9)	Mr. Maltz is a general partner of IVP XIII and as such, may be deemed to share voting and dispositive power over the shares held by IVP XIII. Mr. Maltz is a member of our board of directors. Mr. Maltz’s address is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025.
(10)	Mr. Rajaram is a member of our board of directors.
(11)	Consists of 24,275 shares issuable upon the exercise of stock options held by Mr. Santora within 60 days of March 3, 2014. Mr. Santora is a member of our board of directors.
(12)	Consists of 34,887 shares held in a trust by Moose Pond Investments, LP, and 49,219 shares issuable upon the exercise of stock options within 60 days of March 3, 2014. Moose Pond Mgt., LP, is the general partner of Moose Pond Investments, LP. Mr. Sharples is the limited partner of Moose Pond Investments, LP, and the sole manager of Moose Pond Mgt., LP and has voting and dispositive power over the shares held by Moose Pond Investments, LP. Mr. Sharples is a member of our board of directors. Mr. Sharples address is 1011 W. 5th Street, Suite 300, Austin, Texas 78701.
(13)	Consists of 43,956 shares held in family trusts and 766,303 shares issuable upon the exercise of stock options held by Mr. Cunningham within 60 days of March 3, 2014. Mr. Cunningham does not have voting or investment power with respect to the 43,956 shares held in the family trusts. Mr. Cunningham is our President, Chief Executive Officer and Chairman of the Board.
(14)	Consists of 190,274 shares issuable upon the exercise of stock options held by Ms. Beougher within 60 days of March 3, 2014. Ms. Beougher is our Chief Operating Officer.
(15)	Consists of 57,000 shares issuable upon the exercise of stock options held by Mr. Pho within 60 days of March 3, 2014. Mr. Pho is our Senior Vice President, Corporate Development.
(16)	Includes an aggregate of 1,905,627 shares issuable upon the exercise of stock options within 60 days of March 3, 2014.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2013 were satisfied, except that a Form 4 filing on behalf of Norwest Venture Partners XI, LP with respect to an aggregate of three transactions was made late on a Form 4 filed on January 16, 2014.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2015 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on November 14, 2014 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2015 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2015 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2015 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2015 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding RetailMeNot stock but sharing the same address, we have adopted a procedure approved by the SEC called ‘householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report to Stockholders or Proxy Statement mailed to you, please submit a written request to our Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701, or call our Investor Relations department at (512) 777-2970, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Louis J. Agnese, III

General Counsel and Corporate Secretary

March 14, 2014

RETAILMENOT, INC. 301 CONGRESS AVENUE SUITE 700 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Director
	Nominees			For	Against	Abstain
i.	C. Thomas Ball	.		☐	☐	☐
ii.	Jeffrey M. Crowe			☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:				For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

RETAILMENOT, INC.

Annual Meeting of Shareholders

April 30, 2014 at 8:30 a.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Cotter Cunningham, Douglas C. Jeffries and Louis J. Agnese, III, or any of them, as proxies of the undersigned with full power of substitution, to vote all shares of Series 1 common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RetailMeNot, Inc., to be held on April 30, 2014 at 301 Congress Avenue, Suite 360, Austin, Texas 78701, and at any adjournments or postponements thereof as follows:

a.         This proxy, when properly executed, will be voted as directed. If no direction is given, the proxyholders will have authority to vote FOR the election of all nominees for the Board of Directors and FOR Proposal 2.

b.         In their discretion, the proxyholders are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

RETAILMENOT, INC. 301 CONGRESS AVENUE SUITE 700 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal:
				For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

RETAILMENOT, INC.

Annual Meeting of Shareholders

April 30, 2014 at 8:30 a.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Cotter Cunningham, Douglas C. Jeffries and Louis J. Agnese, III, or any of them, as proxies of the undersigned with full power of substitution, to vote all shares of Series 2 common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RetailMeNot, Inc., to be held on April 30, 2014 at 301 Congress Avenue, Suite 360, Austin, Texas 78701, and at any adjournments or postponements thereof as follows:

a.     This proxy, when properly executed, will be voted as directed. If no direction is given, the proxyholders will have authority to vote FOR Proposal 2.

b.     In their discretion, the proxyholders are authorized to vote on such other business as may properly come before the meeting and upon which shares of Series 2 common stock are entitled to vote.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side